EXHIBIT 99

[BROWN & BROWN LOGO]	News Release

J. Hyatt Brown
November 14, 2002	Chairman & CEO
(386) 239-5777

BROWN & BROWN, INC.

ELECTS JIM HENDERSON PRESIDENT & COO, EXPANDS

DUTIES FOR REGIONAL EXECUTIVE VICE PRESIDENT LINDA DOWNS,

AND NAMES CHARLES LYDECKER AND POWELL BROWN AS

REGIONAL EXECUTIVE VICE PRESIDENTS

(Daytona Beach and Tampa, Florida) . . . J. Hyatt Brown, Chairman and CEO of Brown & Brown, Inc. (NYSE:BRO) today announced that the Board of Directors has elected Jim W. Henderson, CPCU, CPA, as President and Chief Operating Officer of the Company. At the same time, in a series of changes to further enhance the Company's on-going growth and expanded market scope, Linda S. Downs, CPCU, Regional Executive Vice President, will assume expanded responsibilities, and Charles H. Lydecker, CPCU, and J. Powell Brown, CPCU, were named Regional Executive Vice Presidents.

Hyatt Brown commented that, "The Board's actions are in line with our announced intentions of growing our Company from its current size to a billion dollar revenue organization, operating in the 40% profit margin range. We plan to reach this goal in a safe and prudent manner, which can only be accomplished by having the best possible management structure in place. This series of evolutionary changes now gives us eight operating regions and generally divides the over-all responsibility for the operations of the Company evenly between Jim and myself."

Jim Henderson noted, "We feel these changes, which are reflective of our culture, are the right ones at this time to properly situate the Company for its continued growth to the next level. We will be aggressive in striving toward our stated goals, but will move only when we have the right people in the right positions of responsibility."

Jim Henderson, while taking on the duties of President and Chief Operating Officer, will continue to have regional responsibilities for the Company's Services Division and a portion of the Brokerage Division operations, as well as operations in Connecticut, Oklahoma, Tennessee and Texas. Since joining Brown & Brown as CFO in 1985, Mr. Henderson has served in a variety of progressively senior managerial positions and is a member of the Board of Directors.

Linda Downs, Regional Executive Vice President, will now be responsible for an expanded sphere of the Company's operations, including retail offices located in Georgia, Missouri, South Carolina, Tennessee and Virginia, as well as the National Professional Programs and National Commercial Programs divisions based in Tampa, Florida. Ms. Downs joined Brown & Brown in December 1980, when she was asked to establish and build a retail operation in Orlando, Florida, and has, over the years, grown that location and others into highly efficient and profitable operations.

Charlie Lydecker has been the Profit Center Manager of the Daytona Beach, Florida retail operation, Brown & Brown's largest profit center, and one of its most profitable. As Regional Executive Vice President, he will continue to direct the Daytona Beach retail office and will also be responsible for retail profit centers in Jacksonville and Tallahassee, Florida. Mr. Lydecker joined the Company in 1990, as a Producer/Account Executive and has held progressively more responsible positions since then, including that of Sales Manager just prior to being named the Daytona Beach Profit Center Manager.

Powell Brown has been the Profit Center Manager responsible for Brown & Brown's large and highly profitable Orlando, Florida retail operation. He will now be the Regional Executive Vice President overseeing not only that operation, but also retail profit centers in Brooksville, Leesburg, Melbourne and Titusville, Florida, as well as Halcyon Underwriters, Inc., a brokerage operation based in Orlando, Florida. Mr. Brown joined the company in 1995, as a Producer/Account Executive, and later served as Marketing Manager in the Daytona Beach office; since 1998 he has been the Profit Center Manager for the Company's Orlando retail office.

Brown & Brown, Inc. and its subsidiaries provide a broad range of insurance and reinsurance products and services, as well as risk management, employee benefit administration, and managed health care services through offices located across the United States. The company is ranked by Business Insurance magazine as the nation's sixth largest independent insurance intermediary organization. Our Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of the Company's operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; and the potential occurrence of a disaster that affects certain areas of the States of Arizona, California, Florida and/or New York, where significant portions of the Company's business are concentrated.  All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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